EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT
Greg Adams
COO and CFO
EDGAR® Online®, Inc.
(203) 852-5666
gadams@edgar-online.com

Douglas K. Mellinger Joins EDGAR Online Board of Directors

Company Promotes Staff Member

SOUTH NORWALK, Conn. — February 8, 2006 — EDGAR® Online®, Inc. (Nasdaq: EDGR) today announced that Douglas K. Mellinger has joined the Company’s Board of Directors.

Mellinger is currently vice-chairman and co-founder of Foundation Source, a provider of support services for private foundations. Prior to assuming his full-time responsibilities with Foundation Source in August 2001, Mellinger was a partner with Interactive Capital Partners, an investor and investment banker for early-stage technology companies, and the founder and CEO of Enherent (Nasdaq:ENHT), a global software development and services company. Mellinger has served as both the national and international director of the Association of Collegiate Entrepreneurs (ACE). In addition, Mellinger helped found the Young Entrepreneurs’ Organization (YEO), and served as its international president in 1997 and 1998. Mellinger is a graduate of Syracuse University.

EDGAR Online President and CEO Susan Strausberg said, “We are very excited that Doug has joined the Board of Directors. This election further strengthens and adds another important dimension to our Board. His strong industry relationships and public company experience will be a significant asset as we continue with the growth of our company.”

The Company also announced today that Sue Bratone Childs, vice president of business development, has been promoted to senior vice president of marketing and business development. She joined EDGAR Online in September of 2004 and has more than 15 years of experience in corporate and business development and marketing. Prior to joining EDGAR Online, Childs held positions with The New School University, Simon & Schuster, Philip Morris and Condé Nast Publications, and has worked as a consultant in the areas of strategy and business development for media and information companies. Childs is a graduate of Colby College and Columbia University Business School.

About EDGAR® Online®, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.